Exhibit 23.2
Consent of Independent Registered Accounting Firm
The Board of Directors
Merge Healthcare Incorporated:
We consent to the use of our report dated March 31, 2008, except for the 2007 information in Note 19 which is as of July 26, 2010, with respect to the consolidated statements of operations, shareholders’ equity, comprehensive loss, and cash flows of Merge Healthcare Incorporated and Subsidiaries (the “Company”) for the year ended December 31, 2007, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
Our report on the consolidated financial statements also refers to the assumption that the Company will continue as a going concern. The Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Chicago
October 14, 2010